Exhibit 5.1

[LETTERHEAD OF LENZ & STAEHELIN]

Logitech International S.A.
EPFL - Quartier de l’Innovation
Daniel Borel Innovation Center
1015 Lausanne, Switzerland
c/o Logitech Inc.
7700 Gateway Boulevard
Newark, California 94560

Geneva, November 1, 2017
327.002 / M1.6349855_1 / NACHD

Registration Statement on Form S-8

Ladies and Gentlemen,

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or around October 27, 2017 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of up to 5,750,000 shares, par value CHF 0.25 each, of Logitech International S.A., a Swiss corporation (the "Shares"), reserved for issuance pursuant to the Logitech International S.A. 2006 Stock Incentive Plan, as amended (the "Plan"). As your legal counsel, we have examined, strictly under Swiss law, the proceedings taken and proposed to be taken by you in connection with the issuance and sale of such Shares under the Plan. In particular, we have taken note that the board of directors of Logitech International S.A. (the "Company") has resolved to reserve, out of the Shares held in its treasury, a number of Shares which, together with the Shares represented by the Company's conditional share capital for employee equity incentive plans, will at all times equal or exceed the total amount of the Company's Shares that are subject to issuance under issued and outstanding employee equity incentive rights, whether or not vested or exercisable, including rights issued under the Plan.

Strictly limited to Swiss law and assuming that (i) all Shares are issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, and (ii), as to any new Shares to be issued out of the conditional capital of the Company that may be used to satisfy any obligations of the Company under the Plan, the due execution and delivery of, and the taking of necessary actions under, an agreement between the Company and a Swiss bank for the issuing of Shares from the Company's conditional capital, it is our opinion that any Shares to be issued will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

/s/ Jacques Iffland

LENZ & STAEHELIN